Exhibit 99.01

News
Company Contact: Anthony Christon
Chief Financial Officer
Jaclyn, Inc.
(201) 868-9400

JACLYN, INC. REPORTS PLANNED MOVE
TO NEW HEADQUARTERS FACILITY

FOR IMMEDIATE RELEASE

West New York, NJ, August 22, 2006.............................Jaclyn, Inc. (AMEX:JLN) today reported that it has entered into a lease agreement for a new corporate office building, and plans to relocate the Company’s executive offices from West New York, NJ to Maywood, NJ later this year. The lease has a 10-year term, and grants to the Company an option to purchase the building at any time during the term of the lease at a purchase price not to exceed $3,075,000, plus increases based on a multiple of the consumer price index.

The other party to the lease agreement is the prospective purchaser of the new corporate office building, with the closing of the purchase expected to take place by the end of August, or shortly thereafter. The Company intends to provide the prospective purchaser with $2,200,000 in mortgage financing, to be secured by a first priority mortgage in favor of the Company on the land, office building, and other customary rights of the mortgagor. Funds for the mortgage financing will be provided by borrowings under the Company’s bank loan facility and from Jaclyn’s own funds.

As previously disclosed, the Company has entered into an option contract to sell its West New York office and warehouse facility. The Company has recently agreed to an additional six-month extension under the option contract in order to provide the purchaser more time to obtain necessary permits and variances. While there is no assurance that the sale of the West New York facility will be successfully concluded, the Company decided to relocate its corporate headquarters to a more suitable, practical space and believe it is in the Company’s best long-term interest to relocate.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome (“SARS”) or other potential widespread health hazards may have on our business relative to production in the Far East and other countries in which we operate.

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women’s sleepwear, infants’and children’s apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com